Exhibit 10.13

FIRST SOUTH BANCORP, INC.

DEFERRED BONUS COMPENSATION PLAN

(amending and restating the Deferred Compensation Plan)

Providing for annual incentive bonus awards that become vested and payable in annual installments, the purpose of this Deferred Bonus Compensation Plan is both to (x) maximize stockholder returns and promote the profitability and success of the Corporation by providing a bonus incentive to those executives who are primarily responsible for the Corporation’s profitability and success and (y) provide for deferred taxation of bonuses for participating executives through a nonqualified deferred compensation plan. Amending and restating in its entirety the First South Bancorp, Inc. Deferred Compensation Plan that was implemented by First South Bancorp, Inc. effective January 1, 2007, this Plan is effective January 1, 2007. This Plan is intended to be considered an unfunded arrangement maintained primarily to provide supplemental benefits for selected executives and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended.

This Plan provides for annual bonus awards but for deferred payment of each annual award over a period of five years. Participation in this Plan is limited to executive officers selected by the Plan administrator. Plan participants have no right to elect payment dates for bonus awards or to defer payment of bonus awards beyond the payment dates provided by the Plan.

ARTICLE 1

DEFINITIONS

1.1 “Beneficiary” means each designated person, or the estate of the deceased Participant, entitled in accordance with Article 5 to benefits, if any, upon the death of the Participant.

1.2 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3 Board means the Corporation’s board of directors.

1.4 Change in Control means a change in control as defined in Internal Revenue Code section 409A, including –

(1) Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of the stock,

(2) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of the Corporation, or (y) a majority of the Corporation’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Board, or

(3) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.5 Corporation means First South Bancorp, Inc., a South Carolina corporation.

1.6 Covered Executive means any individual who is or who is determined by the Plan Administrator to be likely to become a covered employee within the meaning of Internal Revenue Code section 162(m).

1.7 Disability means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Participant is unable to engage in any substantial gainful activity, or (y) the Participant is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Corporation or subsidiaries, provided the impairment constitutes a disability as defined in Internal Revenue Code section 409A. Upon request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.8 Effective Date means January 1, 2007.

1.9 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.10 Internal Revenue Code means the Internal Revenue Code of 1986, as amended, and all rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

1.11 Participant means an executive officer of First South Bancorp, Inc. or a subsidiary who is selected by the Plan Administrator for participation in the Plan.

1.12 Plan means this Deferred Bonus Compensation Plan.

1.13 Plan Administrator means the administrator identified in Article 2.

1.14 Plan Year means a twelve-month period commencing on January 1 and ending on December 31 of each year.

1.15 “Termination with Cause” and “Cause” shall have the same meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Participant and the Corporation or between the Participant and a subsidiary of the Corporation. If the Participant is not a party to a severance or employment agreement containing a definition of termination with cause, Termination with Cause means the Corporation or a subsidiary terminates the Participant’s employment because of –

(a) the Participant’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b) disloyalty or dishonesty by the Participant in the performance of duties, or a breach of the Participant’s fiduciary duties for personal profit, in any case whether in the Participant’s capacity as a director or officer, or

(c) intentional wrongful damage by the Participant to the business or property of the Corporation or a subsidiary, including without limitation the reputation of the Corporation or subsidiary, which in the judgement of the Corporation causes material harm to the Corporation or subsidiary, or

(d) a willful violation by the Participant of any applicable law or significant policy of the Corporation or subsidiary that, in the Corporation’s judgement, results in an adverse effect on the Corporation or subsidiary, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Plan applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Corporation or subsidiary, or

(e) an intentional act of fraud, embezzlement, or theft by the Participant in the course of employment, or

(f) the occurrence of any event that results in the Participant being excluded from coverage, or having coverage limited for the Participant as compared to other executives of the Corporation or subsidiary, under the Corporation’s or subsidiary’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(g) removal of the Participant from office or permanent prohibition of the Participant from participating in the Corporation’s or subsidiary’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(h) conviction of the Participant for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Participant for seven consecutive days or more.

ARTICLE 2

PLAN ADMINISTRATION

2.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the entire Board or such Board committee as the Board shall appoint. No Participant may be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (y) decide or resolve any and all questions that may arise, including interpretations of this Plan.

2.2 Agents. The Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Corporation.

2.3 Binding Effect of Decisions. The decisions and actions of the Plan Administrator having to do with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. No Participant or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions employed by the Plan Administrator.

2.4 Indemnity of Plan Administrator. The Corporation shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

2.5 Corporation Information. To enable the Plan Administrator to perform its functions, the Corporation shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of Participants and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 3

AWARDS

3.1 Participants. Full-time employees of the Corporation and subsidiaries eligible to become Participants are, in addition to the President and Chief Executive Officer and the Chief Financial Officer of the Corporation, those executive officers of the Corporation and its subsidiaries who are participants in the Corporation’s separate short-term cash incentive plan and who are selected for participation in this Plan by the Plan Administrator because, by the nature and scope of their positions, they are materially responsible for the management, growth, and success of the Corporation. An executive officer selected for participation more than 90 days after the beginning of a Plan Year shall not become a Participant in this Plan until the next Plan Year. Regardless of when during a Plan Year a Covered Executive is selected for participation, however, a Covered Executive may not become a Participant until the Plan Year after the year in which he or she is selected for participation. If an executive officer who is not a Covered Executive is selected for participation within 90 days after the beginning of a Plan Year and therefore becomes a Participant for that Plan Year, the Plan Administrator may provide that his or her bonus award shall be prorated based on the portion of the Plan Year in which he or she was a Participant.

3.2 Award Levels. (a) Participant categories. Participants shall be classified by the Board’s Compensation Committee into categories and the Compensation Committee shall determine the maximum potential bonus award for each category as a percentage of the Participant’s salary. The Compensation Committee may change a Participant’s maximum potential bonus award as a percentage of salary but the change shall not be effective until the Plan Year after the year in which the change is made.

(b) Bonus performance criteria. The performance criteria to be applied by the Plan Administrator to determine whether a Participant is entitled to a bonus award under this Plan for a Plan Year shall be identical to the criteria employed for purposes of the Corporation’s short-term cash incentive plan for that Plan Year. The criteria that are applicable as of the Effective Date are set forth in Schedule A. Schedule A is attached to this Plan for illustrative purposes only, does not form part of this Plan, and may in the Plan Administrator’s discretion be updated from time to time. The performance criteria employed for purposes of the short-term cash incentive plan for the Chief Executive Officer of the Corporation are determined annually by the Board’s Compensation Committee but the performance criteria for all other categories are determined annually by the Chief Executive Officer. Changes in those criteria made during a Plan Year for purposes of the short-term cash incentive plan shall also apply for purposes of this Plan in that Plan Year, provided that the changes are made within the first 90 days of the Plan Year. Changes made more than 90 days after the beginning of a Plan Year shall not be effective until the next Plan Year. If the short-term cash incentive plan is discontinued but this Plan is not, the performance criteria shall be determined under this Plan in the same manner they had been determined for purposes of the short-term cash incentive plan.

(c) Performance goals. The specific goals for each performance criteria that shall be applied by the Plan Administrator to determine whether a Participant is entitled to a bonus award under this Plan for a Plan Year shall likewise be identical to the performance goals employed for purposes of the Corporation’s short-term cash incentive plan for that Plan Year. For Plan Years beginning on or after January 1, 2009 (x) the performance goals shall be established no later than the 90th day after the beginning of the Plan Year and (y) if the performance goals are not established within the first 90 days, no bonuses shall be awarded under this Plan for that Plan Year; provided, however, that the limitations of clauses (x) and (y) of this section 3.2(c) shall not apply in any Plan Year in which (i) the Corporation’s compensation deduction under the Internal Revenue Code is not subject to or limited by Internal Revenue Code section 162(m) or rules, regulations, and guidance of general application issued thereunder or (ii) the Participant receives a bonus award if the Participant is not, in that Plan Year, a Covered Executive.

(d) Award determination. As soon as practicable after the end of a Plan Year, the Plan Administrator shall determine the bonus award for each Participant based upon the extent to which the Participant’s performance goals for each performance criteria were achieved for the Plan Year. Despite any contrary provision in this Plan, however, no bonus award to an individual Participant shall in any Plan Year exceed an amount equal to $1,000,000 minus the Participant’s salary in that Plan Year and the Participant’s bonus paid in that Plan Year under the short-term cash incentive plan; provided, however, that the $1,000,000 limitation in this section 3.2(d) shall not apply in any Plan Year in which (i) the Corporation’s compensation deduction under the Internal Revenue Code is not subject to or limited by Internal Revenue Code section 162(m) or rules, regulations, and guidance of general application issued thereunder or (ii) the Participant receives a bonus award if the Participant is not, in that Plan Year, a Covered Executive.

3.3 Form and Timing of Payment. (a) Notice of the bonus award. No later than the March 15th of each Plan Year the Plan Administrator shall notify each Participant of the bonus award determined under section 3.2(d).

(b) Payment of 20% of the bonus award. The Participant shall be entitled to receive 20% of the bonus award on December 31 of the Plan Year in which the bonus award is made. The Participant shall not be entitled to interest and no interest shall be credited to or accrue on the award pending payment to the Participant.

(c) Deferred payment of the remaining 80%. The remaining 80% shall be deferred and paid in substantially equal annual installments on the following four anniversaries of the first payment. The entire deferred portion of the bonus award shall be paid in a single lump sum, however, when a Change in Control of the Corporation occurs. The Participant shall not be entitled to interest and no interest shall be credited to or accrue on the award pending payment to the Participant.

(d) The deferred portion of the bonus is forfeited when employment terminates. Except as otherwise provided in Article 4, however, a Participant who is no longer an employee of the Corporation or subsidiaries on the date a deferred bonus award is due forfeits the deferred portion of the bonus award.

3.4 Participation in One Plan Year Does Not Create a Right to Continued Participation in Later Plan Years. The Plan Administrator shall identify Plan Participants annually. No Participant shall have the right to continue participation in the Plan from one Plan Year to the next. The Plan Administrator may at any time during a Plan Year discontinue a Participant’s participation in the Plan for subsequent Plan Years, although the Plan Administrator’s decision to discontinue the Participant’s participation shall not be effective until the subsequent Plan Year begins. The Plan Administrator’s decision to discontinue a Participant’s participation for subsequent Plan Years does not by itself affect a Participant’s right to receive deferred bonus payments awarded but not yet paid to the Participant.

ARTICLE 4

AWARD TERMINATION

4.1 Employment Termination. (a) Employment termination. A Participant’s participation in the Plan and entitlement to future bonus awards or payment of the deferred portion of bonus awards already made under the Plan shall terminate immediately when the Participant’s employment with the Corporation and subsidiaries terminates, unless employment termination is because of the Participant’s (x) death, (y) Disability, or (z) retirement on or after attaining age 65.

(b) Death. If the Participant’s employment terminates because of the Participant’s death, the Participant’s Beneficiary shall be entitled to a single lump-sum cash payment of the deferred portion of all bonus awards made under this Plan remaining unpaid. If a benefit is payable to the Beneficiary, the benefit shall be paid in a single lump sum 90 days after the Participant’s death.

(c) Disability or retirement after attaining age 65. If the Participant’s employment terminates because of Disability or because of retirement on or after attaining age 65, the Participant shall be entitled to no additional bonus awards under this Plan for the Plan Year in which termination occurs but the deferred portion of previous bonus awards remaining unpaid shall continue to be paid to the Participant as if the Participant’s employment had not terminated (or to the Participant’s Beneficiary if the Participant dies before receiving all payments). Despite any contrary provision in this Plan, however, the Participant and Beneficiary shall forfeit all interests in this Plan and bonus awards previously made if the Participant’s employment termination is a Termination with Cause.

4.2 Financial Statement Restatements. If after a bonus award is made the Corporation’s financial statements are restated and if the restatement adversely affects the financial measures that formed the basis of the bonus award, the bonus award shall immediately become null and void and any unpaid portion of the bonus award shall be forfeited, regardless of whether the restatement is a result of misconduct on the Participant’ part.

ARTICLE 5

BENEFICIARIES

5.1 Beneficiary Designations. The Participant shall have the right at any time to designate a Beneficiary to receive any benefits payable under this Plan at the Participant’s death. The Beneficiary may be the same as or different from the beneficiary designation under any other benefit plan of the Corporation or a subsidiary in which the Participant participates.

5.2 Beneficiary Designation: Change. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Participant’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator before the Participant’s death.

5.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

5.4 No Beneficiary Designation. If the Participant dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Participant, the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be paid to the Participant’s estate.

5.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Corporation may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Corporation may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Corporation from all liability for the benefit.

ARTICLE 6

MISCELLANEOUS

6.1 Amendment and Termination. Although the Corporation expects to continue this Plan indefinitely, the Corporation reserves the right, by Board action, to amend the Plan from time to time or to terminate it if such a change is deemed necessary or desirable. If the Board amends or terminates this Plan, the Corporation shall nevertheless remain obligated under the Plan for awards made before the date of amendment or termination. This Plan shall terminate automatically when a Change in Control occurs, no additional bonus awards shall be made after a Change in Control occurs, and all amounts owing under bonus awards previously made shall be paid in a single lump sum within 30 days after the Change in Control.

6.2 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

6.3 Tax Withholding. The Corporation shall have the right to deduct from all payments under this Plan any federal or state taxes required by the law to be withheld.

6.4 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators, and legal representatives.

6.5 No Employment Rights. This Plan is not an employment policy or contract. Nothing in this Plan interferes with or limits the right of the Corporation or subsidiary to terminate a Participant’s employment at any time or confers upon any Participant any right to continue in the employ of the Corporation or a subsidiary.

6.6 Transferability. The interest of a Participant or his or her beneficiary under this Plan may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy.

6.7 Compliance with Internal Revenue Code Section 409A. The Corporation and the Plan Administrator intend that their exercise of authority or discretion under this Plan shall comply with Internal Revenue Code section 409A. If when a Participant’s employment terminates the Participant is a specified employee, as defined in Internal Revenue Code section 409A, and if any payments under this Plan will result in additional tax or interest to the Participant because of section 409A, then despite any contrary provision of this Plan the Participant shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Participant’s employment for reasons other than the Participant’s death, (y) the date of the Participant’s death, or (z) any earlier date that does not result in additional tax or interest to the Participant under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Participant in a single lump sum. If any provision of this Plan does not satisfy the requirements of section 409A, the provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Plan would subject a Participant to additional tax or interest under section 409A, the Corporation shall reform the provision. However, the Corporation shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest, and the Corporation shall not be required to incur any additional compensation expense as a result of the reformed provision.

6.8 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits to a select group of management or highly compensated employees. Eligible individuals are select members of management who, because of their position with the Corporation, are uniquely informed about the Corporation’s operations and have the ability to materially affect the Corporation’s profitability and operations. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Corporation. The Corporation’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

ARTICLE 7

CLAIMS AND REVIEW PROCEDURES

7.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Plan that he or she believes should be paid shall make a claim for such benefits as follows –

7.1.1 Initiation – written claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

7.1.2 Timing of Corporation response. The Corporation shall respond to the claimant within 90 days after receiving the claim. If the Corporation determines that special circumstances require additional time for processing the claim, the Corporation may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Corporation expects to render its decision.

7.1.3 Notice of decision. If the Corporation denies part or all of the claim, the Corporation shall notify the claimant in writing of the denial. The Corporation shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

7.1.3.1	the specific reasons for the denial,

7.1.3.2	a reference to the specific provisions of the Plan on which the denial is based,

7.1.3.3	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

7.1.3.4	an explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

7.1.3.5	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Corporation denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Corporation of the denial, as follows –

7.2.1 Initiation – written request. To initiate the review, the claimant, within 60 days after receiving the Corporation’s notice of denial, must file with the Corporation a written request for review.

7.2.2 Additional submissions – information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Corporation shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3 Considerations on review. In considering the review, the Corporation shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

7.2.4 Timing of Corporation response. The Corporation shall respond in writing to the claimant within 60 days after receiving the request for review. If the Corporation determines that special circumstances require additional time for processing the claim, the Corporation may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Corporation expects to render its decision.

7.2.5 Notice of decision. The Corporation shall notify the claimant in writing of its decision on review. The Corporation shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

7.2.5.1	the specific reason for the denial,

7.2.5.2	a reference to the specific provisions of the Plan on which the denial is based,

7.2.5.3	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

7.2.5.4	a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Executed as of this 21 day of May, 2008 at Spartanburg, South Carolina.

First South Bancorp, Inc.

By:	/s/ Barry L. Slider
Its:	President & CEO